Exhibit 10.49

THIRD AMENDMENT TO LEASE

THIS AMENDMENT is made this 20  day of August, 2008 by and between CLINTON BASE COMPANY, LLC, a limited liability company whose address for the purpose of this Amendment is 1003 31st Avenue, Camanche, IA 52730 (hereinafter called “Landlord”) and MOULDED FIBRE TECHNOLOGY, INC., a corporation whose address for the purpose of this Amendment is 1521 Windsor Drive, Clinton, IA 52732 (hereinafter called “Tenant”).

WHEREAS, Landlord and Tenant entered into and executed a lease dated as of March 11, 2004, as amended by an Amendment to Lease Agreement dated April 6, 2005, and as amended by an Amendment to Lease Agreement dated May 19, 2004 (hereinafter collectively referred to as the “lease”) for the premises as more particularly described therein;

WHEREAS, Landlord and Tenant mutually desire to amend the lease to expand the improvements of premises described therein, as more specifically stated below;

NOW, THEREFORE, in consideration of the mutual covenants herein set forth and of ONE DOLLAR and other good and valuable consideration. Landlord and Tenant agree to amend and do hereby amend the lease, effective as of August 1, 2008, as follows:

1.             Section 41 of the lease is deleted in its entirety and replaced with the following:

Condition of Premises/Landlord’s Construction. A Ceco metal building (known as “Building No. 3”) and two “runways” have been constructed by Landlord and/or Payne & Associates, Inc. upon the demised premises and accepted by Tenant. The existing building (i.e., Building No. 3) contains 30,000 square feet (or more) and the two runways contain 2,080 square feet (or more) (for a total of 32,080 square feet or more). The ‘“runways” for “Building No. 3” are connected to “Building No. 2”.

Landlord (and/or Payne & Associates, Inc.) shall complete a 30,000 square foot addition on the easterly side of Building No. 3, which addition is approximately shown as “New Building” on a plan attached hereto as Exhibit A. The New Building shall be a Ceco metal building with components and construction to be substantially identical to those of the existing Building No. 3  (except that it will not include any “runways”), constructed in a “mirror image” fashion, and including components and related improvements listed on Exhibit B attached hereto (“Landlord’s Construction”).

Landlord covenants to complete the New Building and associated access way, parking, loading drive, and landscaping (i.e., “Landlord’s Construction”) and deliver them to Tenant with a certificate of occupancy (temporary or final), and subject to only minor matters, if any (to be noted on a written punch list, pertaining  to the immediately aforementioned matters in Exhibit B attached hereto, jointly prepared by the parties pursuant to a walk-through inspection of the premises by their representatives, with the process of completing the matters identified on the said punch list, if applicable, not materially interfering with Tenant’s occupation of the premises for the conduct of its business), no later than 12:00 noon on December 1, 2008.

In the event that a certificate of occupancy (temporary or final) is not issued by 12:00 noon on  December 1, 2008, rent (for that portion of monthly rent attributable to the New Building only) shall abate until such certificate of occupancy (temporary or final) is issued, except where Landlord’s delay in this regard is a result of Tenant’s interference or other fault, or matters beyond Landlord’s reasonable control.

If Tenant has not delivered the punch list to Landlord within thirty (30) days following delivery of the New Building to Tenant of the certificate of occupancy (temporary or final), Tenant shall be deemed to have accepted such portion of the premises as delivered by Landlord and Landlord shall have no further responsibility for the same.

After Tenant’s acceptance and occupancy of the New Building, Landlord will repair or replace defective parts or components of the New Building which were supplied or installed by Landlord unless the defective condition was caused by Tenant’s abuse or failure to maintain the defective part or component.

Subject to the foregoing provisions of this Section 41, Tenant acknowledges that it has examined the premises and accepts the premises “As Is” and in its present condition. Subject to Landlord’s Construction, Landlord makes no representation or warranty whatsoever, express or implied, concerning the fitness or suitability of the premises for the conduct of Tenant’s operations or for any other reason and Tenant acknowledges that Tenant has made such investigations as it deems reasonable and necessary with reference to such matters and assumes all responsibility therefore as the same relate to Tenant’s use and occupancy of the premises.

2.             Section 55 is deleted in its entirety and replaced with the following:

Rental. Tenant agrees to pay Landlord rental for the premises (as expanded by the New Building) for the remainder of the term set forth herein, as follows: FIFTEEN THOUSAND SIX HUNDRED SEVENTY EIGHT AND SEVENTY HUNDREDTHS DOLLARS ($15,678.70) per month, in advance, without offset or deduction (except in case of late delivery of the certificate of occupancy (temporary or final) as provided in the 4th paragraph of Section 41 above), the first payment becoming due and payable on the date (the “New Building Commencement Date”) which is earlier of (a) the date of the issuance of the certificate of occupancy (temporary or final) referenced in Section 41 above, or (b) the date Tenant occupies the premises for the conduct of its business (including warehouse purposes), and the same amount, in advance, without deduction or offset (except in case of late delivery of the certificate of occupancy (temporary or final) as provided in the 4th paragraph of Section 41 above), becoming due and payable on the 1st day of each month thereafter, during the term of this lease. Rent shall be pro-rated (per diem) for any partial month at the end of the Lease Term.

Until such time as the foregoing paragraph of  Section 55 becomes effective, Tenant agrees to pay Landlord as rental for the term set forth herein, as follows: SEVEN THOUSAND NINE HUNDRED EIGHTY SEVEN AND NINETY TWO  HUNDREDTHS DOLLARS ($7,987.92) per month, in advance, without offset or deduction, the first payment becoming due and payable on May 1, 2005, and the same amount, in advance, without offset or deduction, becoming due and payable on the 1st day of each month thereafter, during the term of this lease.

Tenant shall be entitled to a real estate tax reduction over a period of five years in accordance with the local industrial revitalization program, whereby for the 1st, 2nd, 3rd, 4th, and 5th  applicable year, the valuation of the New Building itself  shall be reduced by 25%, 40%, 55%, 70%, and 85%, respectively.   Landlord agrees to submit the application for such real estate tax reduction no later than February 1, 2009 (with the 1st applicable year of real estate tax reduction then being for fiscal year 2010).

3.             The first paragraph of Section 57 of the lease is deleted in its entirety and replaced with the following:

Assignment and Subletting. Any assignment of this lease without the Landlord’s prior written permission shall, at the option of the Landlord, make the rental for the balance of the Lease Term due and payable at once. Such written permission shall not be unreasonably withheld or delayed, and no such permission shall be required in connection with an assignment to any affiliated entity or successor to Tenant by merger, consolidation or acquisition of substantially all of the assets of Tenant; provided, however, that such written permission shall be required if Tenant is in default after any required notice and the expiration of any applicable cure period under this lease, and further provided that the assignee has a tangible net worth, as evidenced by reasonably satisfactory financial statements delivered to Landlord, at least equal to Tenant’s net worth immediately before the transfer. Provided that Tenant is not in default after any required notice and the expiration of any applicable grace period under this lease, upon ten (10) days prior written notice to Landlord, Tenant may sublet  any part of the premises provided that Tenant shall remain fully and primarily liable to Landlord for the payment of rent and the due performance of all tenant obligations under this lease.

4.             Section 52 is amended by adding a second paragraph as follows:

Tenant’s Termination of Lease Prior to Possession of New Building.  Notwithstanding anything to the contrary stated herein, if Tenant, for any or no reason, terminates the lease after the execution of this Amendment to Lease, but prior to possession by Tenant of the New Building, Tenant agrees to pay Landlord the sum of $275,000.00, based, in part, on the dirt work, obtaining of building materials, and obtaining of building permit.  Termination of this lease shall include, without limitation, any forfeiture, surrender, or abandonment of this lease.

5.             Section 49 is amended by deleting the first sentence of Section 49 and replacing the said first sentence in its entirety with the following:

Security Deposit. Tenant shall provide a security deposit to Landlord in the sum of $20,000.00.

6.             From and after the date of this Third Amendment to Lease (or, as appropriate, the New Building Commencement Date), the term “premises” or “demised premises” shall be deemed to refer to the real property together with the existing Building No. 3 and the New Building.

7.             Except as specifically amended hereby, the lease remains in full force and effect.

EXECUTED as a sealed instrument as of the date first written above.

TENANT:	MOULDED FIBRE	LANDLORD:	CLINTON BASE COMPANY
	TECHNOLOGY, INC.		L.L.C.

BY:	/s/ Ronald J. Lataille	BY	/s/ Lynn V. Payne
Name: Ronald J. Lataille			Name: Lynn V. Payne
Its: Chief Financial Officer			Its: Member and Manager

Exhibit B: Landlord’s Construction

A. New Building and Grounds

• Ceco Metal Warehouse - 30,000 square feet (or more)

• slab on grade approximately same floor elevation as existing Building No.3 (floor height)

• Paved loading access.

• Paved (asphalt), striped parking for eighteen cars (equivalent in quality to existing parking areas for Tenant’s existing buildings), located approximately as shown on Exhibit A attached hereto.  The striping of the new paved parking area shall be at Tenant’s expense and provided by a third party,  not Landlord.  The new paved parking area shall be approximately 62 feet in width and 90 feet in length, of which approximately 26 feet of the width shall be on Landlord’s premises.  Notwithstanding anything to the contrary stated herein, the installation of the new paved parking area is subject to approval of the adjacent landowner, Millcreek Investors, L.C. (and if requested by Millcreek Investors, L.C., or its successor, Landlord  will remove the new paved parking area situated on the  real estate owned by Millcreek Investors, L.C., or its successor).

• Lawn areas (all areas disturbed in connection with the construction of the New Building, including, without limitation, the new paved parking area) to be graded for proper drainage and seeded (which shall be performed depending on the weather, but no later than June 30, 2009).

• Concrete sidewalk, approximately 60 feet in length and 4 feet wide.

B. Interior Build-out

• Lighting - to be augmented to provide 133 % of that in Building No. 3

• Heat

• Sprinklers

• Ventilation

• Three loading docks with levelers, bumpers and door weather seals

• Security lighting

• Roll-up doors

• 120-v outlets on interior of exterior walls of building (similar to Building No.3)